CONSENT OF DANIEL KAPOSTASY

The undersigned hereby consents to:

(i) the incorporation by reference into the Registration Statement on Form S-3 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments thereto (the "S-3"), of the written disclosure regarding certain scientific or technical information concerning mineral projects contained in the Annual Report on Form 10-K for the period ended December 31, 2019; and

(ii) the use of my name in the S-3.

/s/ Daniel Kapostasy
Daniel Kapostasy
Manager, Technical Services of Energy Fuels Inc.

Date: February 26, 2021